Sublease

Agreement made this 1st of March 200 1 , by and, Neutron Enterprises, Inc., a Nevada corporation, (hereinafter the "Sublesee"), Catalyst Media Inc. a British Columbia corporation (hereinafter the "Sublessor") and I.W.P. Holdings Ltd., a British Columbia corporation (hereinafter the

"Landlord").

W I T N E S S E T H:

WHEREAS, the Sublessor is the Tenant under a lease dated

October 15, 2000 with the Landlord of certain property known as 2415 Columbia St., 1st Floor, Vancouver, B.C. V5Y 3E7 (the "Lease");

WHEREAS, in connection with renting a portion of the space leased by Sublessor to the Sublessee, the Sublessee is required to agree to the Lease between the Sublessor and the Landlord;

WHEREAS, as consideration for said assignment, the Sublesee has agreed to assume a pro rata portion of the Sublessor's obligations under the Lease;

NOW THEREFORE, in consideration of the foregoing and other valuable consideration paid to the Sublessor by the Sublessee, the parties hereto hereby agree as follows:

1. The Sublessor grants and conveys to the Sublessee all of the Sublessor's right, title and interest in and to the Lease for 300 square feet of the approximately 3,500 square feet leased by the Sublessor from the Landlord.

2. The Sublessee agrees to be bound by and perform all the covenants, terms and conditions of the Lease, except that as to any financial obligations, the Sublessee is responsible for a pro rata portion of the Lease, based upon the amount of the space subleased herein divided by the total space covered by the Lease.

3. The Landlord consents to the Sublease from the Sublessor to the Sublessee.

4. The Landlord and the Sublessor represent to the Sublessee as follows:

(a) The Lease is in full force and effect and has not been amended or modified in any respect except as set forth hereinabove.

(b) There is no presently existing event of default by the Landlord or the Tenant under the Lease.

5. The Sublessee shall pay the Sublessor the sum of $250.00 per month, on the first of each month, payment to be paid in advance, for the use of the space designated by the Sublessor. In the event the payment is not made when due, the Sublessor shall have the same rights and obligation of the Landlord under the terms of the Lease.

IN WITNESS WHEREOF, the undersigned have caused these presents to be signed this Dated this 1st day of March , 2001.

Neutron Enterprises, Inc.:

By: Nanuk Warman

Signature: /S/ Nanuk Warman

Catalyst Media, Inc.:

By: Alexander Quaglia

Signature: /S/ Alexander Quaglia

Landlord:

By: Perley Holmes

Signature: /S/ Perley Holmes

SUBLEASE - 2